Exhibit (k)(4)

                                                                  EXECUTION COPY




                                U.S. $20,000,000

                                CREDIT AGREEMENT

                            dated as of June 20, 1996

                                     between

                            KEMPER HIGH INCOME TRUST,

                                 as the Borrower

                                       and

                            BANK OF AMERICA ILLINOIS,

                                  as the Lender
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                                TABLE OF CONTENTS

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I      DEFINITIONS AND ACCOUNTING TERMS.........................................              1
       1.1.           Defined Terms.............................................              1
       1.2.           Use of Defined Terms......................................             13
       1.3.           Cross-References..........................................             13
       1.4.           Accounting and Financial Determinations...................             13
       1.5.           Legal Representation......................................             14

II     COMMITMENTS, BORROWING PROCEDURES AND NOTE...............................             14
       2.1.           Commitments...............................................             14
       2.1.1.         Commitment of the Lender..................................             14
       2.1.2.         Lender Not Required To Make Loans.........................             14
       2.2.           Making of Loans...........................................             14
       2.2.1.         Notice of Loans...........................................             15
       2.2.2.         Funding of Loans..........................................             15
       2.3.           Continuation and Conversion Elections.....................             15
       2.4.           Funding...................................................             15
       2.5.           Note......................................................             16
       2.6.           Reduction of Commitment Amount............................             16
       2.7.           Termination of Commitment.................................             16
       2.8.           Extension of Commitment...................................             16
       2.9.           Change of Lending Office..................................             17

III    REPAYMENTS, PREPAYMENTS, INTEREST AND FEES...............................             17
       3.1.           Repayments and Prepayments................................             17
       3.2.           Interest Provisions.......................................             18
       3.2.1.         Rates ....................................................             18
       3.2.2.         Post-Maturity Rates.......................................             20
       3.2.3.         Payment Dates.............................................             20
       3.3.           Facility Fee..............................................             21

IV     CERTAIN EURODOLLAR RATE AND OTHER PROVISIONS.............................             21
       4.1.           Eurodollar Rate Lending Unlawful..........................             21
       4.2.           Deposits Unavailable......................................             21
       4.3.           Increased Eurodollar Rate Loan Costs, etc.................             22
       4.4.           Funding Losses............................................             22
       4.5.           Increased Capital Costs...................................             23
       4.6.           Taxes, etc................................................             23
       4.7.           Payments, Computations, etc...............................             24
       4.8.           Setoff ...................................................             25
       4.9.           Use of Proceeds...........................................             25

V      CONDITIONS TO BORROWING..................................................             25
       5.1.           Conditions Precedent to Initial Borrowing.................             25
       5.1.1.         Resolutions, etc..........................................             25
       5.1.2.         Good Standing Certificate.................................             26
       5.1.3.         Delivery of Note..........................................             26
       5.1.4.         Opinion of Borrower's Counsel.............................             26

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                                TABLE OF CONTENTS
                                   (continued)

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       5.1.5.         Closing Fees. Expenses. etc...............................             26
       5.1.6.         Consent Letter............................................             26
       5.1.7.         Form U-1..................................................             26
       5.2.           All Borrowings............................................             26
       5.2.1.         No Default................................................             27
       5.2.2.         Loan Request..............................................             27

VI     REPRESENTATIONS AND WARRANTIES...........................................             27
       6.1.           Organization, etc.........................................             27
       6.1.1.         Organization, Qualification, etc..........................             27
       6.1.2.         Registration of Borrower and Borrower's Stock.............             28
       6.2.           Due Authorization. Non-Contravention. etc.................             28
       6.3.           Government Approval. Regulation. etc......................             28
       6.4.           Validity. etc.............................................             28
       6.5.           Compliance with Laws......................................             28
       6.6.           Financial Information.....................................             29
       6.7.           No Material Adverse Change................................             29
       6.8.           Litigation................................................             29
       6.9.           Subsidiaries..............................................             29
       6.10.          Ownership of Properties...................................             29
       6.11.          Taxes ....................................................             29
       6.12.          Pension and Welfare Plans.................................             30
       6.13.          Regulations G, U and X....................................             30
       6.14.          Investment Policies.......................................             30
       6.15.          Accuracy of Information...................................             30
       6.16.          Advisory Contract.........................................             30
       6.17.          Tax Status................................................             30

VII    COVENANTS      ..........................................................             30
       7.1.           Affirmative Covenants.....................................             31
       7.1.1.         Financial Information, Reports, Notices, etc..............             31
       7.1.2.         Compliance with Laws, etc.................................             33
       7.1.3.         Insurance.................................................             33
       7.1.4.         Books and Records.........................................             34
       7.1.5.         Use of Proceeds...........................................             34
       7.1.6.         Investment Adviser........................................             34
       7.1.7.         Regulated Investment Company..............................             34
       7.2.           Negative Covenants........................................             34
       7.2.1.         Business Activities; Investment Policies..................             34
       7.2.2.         Indebtedness..............................................             35
       7.2.3.         Liens ....................................................             35
       7.2.4.         Asset Coverage Ratio......................................             36
       7.2.5.         Investments...............................................             36
       7.2.6.         Restricted Payments, etc..................................             36
       7.2.7.         Consolidation. Merger. etc................................             36
       7.2.8.         Asset Dispositions, etc...................................             36
       7.2.9.         Transactions with Affiliates; Custodian...................             37

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
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       7.2.10.        Restrictive Agreements. etc...............................             37
       7.2.11.        Plans ....................................................             37

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                                TABLE OF CONTENTS
                                   (continued)
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       7.2.12.        Payment of Management Fees................................             37
       7.2.13.        Partnerships and Joint Ventures...........................             37

VIII   EVENT OF DEFAULTS........................................................             37
       8.1.           Listing of Event of Defaults..............................             37
       8.1.1.         Non-Payment of Obligations................................             38
       8.1.2.         Breach of Warranty........................................             38
       8.1.3.         Non-Performance of Certain Covenants and Obligations......             38
       8.1.4.         Non-Performance of Net Asset Coverage Covenant............             38
       8.1.5.         Non-Performance of Other Covenants and Obligations........             38
       8.1.6.         Default on Other Indebtedness.............................             38
       8.1.7.         Judgments.................................................             39
       8.1.8.         Event of Bankruptcy.......................................             39
       8.1.9.         Change in Control of Investment Advisor...................             39
       8.2.           Action if Bankruptcy......................................             39
       8.3.           Action if other Event of Default..........................             39

IX     MISCELLANEOUS PROVISIONS.................................................             40
       9.1.           Waivers, Amendments. etc..................................             40
       9.2.           Notices...................................................             40
       9.3.           Payment of Costs and Expenses.............................             40
       9.4.           Indemnification...........................................             41
       9.5.           Survival..................................................             42
       9.6.           Severability..............................................             42
       9.7.           Headings..................................................             42
       9.8.           Counterparts: Effectiveness...............................             42
       9.9.           Governing Law; Entire Agreement...........................             42
       9.10.          Successors and Assigns....................................             43
       9.11.          Participations............................................             43
       9.12.          Confidentiality...........................................             44
       9.13.          Forum Selection and Consent to Jurisdiction...............             44
       9.14.          Waiver of Jury Trial......................................             45
       9.15.          Limitation of Liability...................................             45

EXHIBITS

EXHIBIT 2.1.1     Form of Borrowing Request

EXHIBIT 2.4       Form of Continuation/conversion Notice

EXHIBIT 2.6       Form of Note

EXHIBIT 5.1.4     Form of opinion of Counsel to the Borrower

EXHIBIT 7.1.1     Form of Asset Coverage Certificate

EXHIBIT 7.2.1     Investment Policies Subject to Required Lender Approval to
                  Modify

                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT, dated as of June 20, 1996, is made by and between KEMPER HIGH INCOME TRUST, a Massachusetts voluntary association (commonly known as a Massachusetts business trust) (the "Borrower"), and BANK OF AMERICA ILLINOIS (the "Lender").

                              W I T N E S S E T H:

         WHEREAS, the Borrower is a diversified management investment company of the closed-end type; and

         WHEREAS, the Borrower desires from time to time to borrow funds from the Lender for the purpose of leveraging its purchases of assets; and

         WHEREAS, the Borrower desires to obtain a Commitment from the Lender pursuant to which Loans, in a maximum aggregate principal amount at any one time outstanding not to exceed $20,000,000, will be made to the Borrower from time to time prior to the Commitment Termination Date; and

         WHEREAS, the Lender is willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such a Commitment and make such Loans to the Borrower.

         NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         Section 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

         "Affiliate" of any Person means (a) any other Person directly or indirectly owning, controlling, or holding with power to vote, five percent (5t) or more of the outstanding voting securities of such other Person; (b) any other Person five percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by, or under common control with, such other Person; (d) any officer, director, partner, co-partner, or employee of such other Person; (e) if such other Person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (f) if such other Person is an unincorporated investment company not having a board of directors, the depositor thereof.

         "Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

         "Alternate Reference Rate" means, on any date and with respect to all Reference Rate Loans, a fluctuating rate of interest per annum equal to the higher of:

                  (a) the rate of interest most recently announced by the Lender at Chicago, Illinois as its reference rate for Dollar loans; and

                  (b) the Fed Funds Rate for such date plus 0.5%.

         The Alternate Reference Rate is not necessarily intended to be the lowest rate of interest determined by the Lender in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Reference Rate Loans will take effect simultaneously with each change in the Alternate Reference Rate. The Lender will give notice promptly to the Borrower of changes in the Alternate Reference Rate.

         "Asset Coverage Certificate" means a certificate provided by the Borrower to the Lender pursuant to Section 7.1.1(c), substantially in the form of Exhibit 7.1.1 hereto.

         "Authorized Officer" means, relative to the Borrower, those of its officers whose signatures and incumbency shall have been certified to the Lender pursuant to Section 5.1.2.

         "Bankruptcy Code" means 11 U.S.C. Section 101 et seq., as amended from time to time, together with all regulations and rules with respect thereto.

         "Board of Trustees" means the Borrower's duly constituted Board of Trustees.

         "Borrower" is defined in the preamble.

         "Borrowing" means the Loans of the same type and, in the case of Fixed Rate Loans, having the same Interest Period, made by the Lender on the same Business Day and pursuant to the same Loan Request in accordance with Section 2.2.

         "Business Day" means:any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Chicago, Illinois; and

                  (b) relative to the making, continuing, prepaying or repaying of any Eurodollar Rate Loans, any day on which dealings in Dollars are carried on in the Eurodollar interbank market.

         "Capitalized Lease Liabilities" means all monetary obligations of the Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Commitment" means the Lender's obligation to make Loans pursuant to
Section 2.1.1.

         "Commitment Amount" means, on any date, $20,000,000, as such amount may be reduced from time to time pursuant to Section 2.6.

         "Commitment Termination Date" means the earliest of:

                  (a) June 20, 1999 (as such date may be extended pursuant to Section 2.8, the "Scheduled Commitment Termination Date");

                  (b) the date on which the Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.7; and

                  (c) the date on which any Event of Bankruptcy occurs.

Upon the occurrence of any event described in clauses (a) through (c), the Commitment shall terminate automatically and without further action.

         "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person.

         "Continuation/Conversion Notice", means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit 2.3.1 hereto.

         "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

         "Default" means any Event of Default or any condition, occurrence or event which, with notice or lapse of time or both, would, unless cured or waived, constitute an Event of Default.

         "Dollar" and the symbol "$" mean the lawful money of the United States.

         "Domestic Office", means the office of the Lender designated as such below its signature hereto or such other office of the Lender (or any successor or assign of the Lender) within the United States as may be designated from time to time by notice from the Lender to the Borrower.

         "Effective Date" means the date this Agreement becomes effective pursuant to Section 9.8.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

         "Eurodollar Rate" is defined in Section 3.2.1.

         "Eurodollar Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the Eurodollar Rate (Reserve Adjusted).

         "Eurodollar Rate (Reserve Adjusted)" is defined in Section 3.2.1.

         "Eurodollar Office" means the IBOR Office or the LIBOR Office, as applicable.

         "Eurodollar Reserve Percentage" is defined in Section 3.2.1.

         "Event of Bankruptcy" means the occurrence of either of the following with respect to the Borrower:

                  (a) case or other proceeding shall be commenced, without the application or consent of the Borrower, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of the Borrower, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for the Borrower or all or substantially all of its assets, or any similar action with respect to the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of the Borrower shall be entered in an involuntary case under the Bankruptcy Code or other similar laws now or hereafter in effect; or

                  (b) the Borrower shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, the Borrower or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or its board of directors shall vote to implement any of the foregoing, or its board of directors shall take any action in furtherance of any of the foregoing.

         "Event of Default" means any of the events described in Section 8.1.

         "Fair Market Value" means, for each of the Borrower's securities, the value determined by using market quotations, or independent pricing services that use prices provided by market makers or estimates of market values obtained from yield data relating to instruments or securities with similar characteristics. Portfolio securities of the Borrower that are primarily traded on a domestic securities exchange or securities listed on the NASDAQ National Market shall be valued at the last sale price on the exchange or market where primarily traded or listed or, if there is no recent sale price available, at the last current bid quotation. Portfolio securities of the Borrower that are primarily traded on foreign securities exchanges shall be valued at the preceding closing values of such securities on their respective exchanges where primarily traded. A security that is listed or traded on more than one exchange shall be valued at the quotation on the exchange determined to be the primary market for such security by the Board of Trustees or its delegates. Securities not so traded or listed shall be valued at the last current bid quotation if market quotations are available. Equity options shall be valued at the last sale price unless the bid price is higher or the ask price is lower, in which event such bid or asked price is used. Exchange traded fixed income options shall be valued at the last sale price unless there is no sale price, in which event current prices provided by market makers are used. Over-the-counter traded options shall be valued based upon current prices provided by market makers. Financial futures and options thereon shall be valued at the settlement price established each day by the board of trade or exchange on which they are traded. Other securities of the Borrower, including restricted securities, and other assets shall be valued at fair value as determined reasonably and in good faith by the Board of Trustees. The calculation of the Fair Market Value of foreign securities of the Borrower does not necessarily take place contemporaneously with the determination of the prices of the majority of the Borrower's portfolio securities, which may be made prior to the determination of net asset value. For purposes of determining the Fair Market Value of a foreign security, the price of such security as set forth above, in a foreign currency, will be converted into Dollar values at the mean between the bid and offered quotations of such currency against Dollars as last quoted by a recognized dealer. If an event were to occur, after the value of a security had been so established but before the Net Asset Value per share had been determined, which would be likely to change the Net Asset Value materially, then that security shall be valued reasonably and in good faith by the Board of Trustees or its delegates.

         "Fed Funds Rate" means, for any period, a fluctuating interest rate per annum for each day during such period equal to:

                  (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

                  (b) if such rate is not so published for any day which is a Business Day, the average of the quotations received by the Lender from three leading federal funds brokers selected by the Lender for the last transaction in overnight federal funds arranged prior to 9:00 a.m., New York City time, on that day for federal funds transactions in New York City.

         "Fed Funds Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the Fed Funds Rate.

         "Fiscal Quarter" means any quarter of a Fiscal Year.

         "Fiscal Year" means any period of twelve consecutive calendar months ending on November 30; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the 111999 Fiscal Year") refer to the Fiscal Year ending on the November 30 occurring during such calendar year.

         "Fixed Rate Loan" means a Eurodollar Rate Loan or a Fed Funds Rate
Loan.

         "I.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

         "GAAP" is defined in Section 1.4.

         "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

         "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

         "IBOR" is defined in Section 3.2.1.

         "IBOR Office" means the office of the Lender designated as such below its signature hereto or such other office of the Lender as designated from time to time by notice from the Lender to the Borrower, whether or not outside the United States, which shall be making or maintaining Loans, interest on which is determined by reference to IBOR.

         "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification:

                  (a) which is of a "going concern" or similar nature;

                  (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

                  (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item if the effect of such adjustment would be to cause the Borrower to be in default of its obligation under Section 7.2.4.

          "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

          "Indebtedness" of the Borrower means, without duplication:

                  (a) all obligations of the Borrower for borrowed money and all obligations of the Borrower evidenced by bonds, debentures, notes or other similar instruments;

                  (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of the Borrower;

                  (c) all obligations of the Borrower as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

                  (d) net liabilities of the Borrower under all Hedging Obligations;

                  (e) whether or not so included as liabilities in accordance with GAAP, all obligations of the Borrower to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by the Borrower (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Borrower or is limited in recourse; and

                  (f) all Contingent Liabilities of the Borrower in respect of any of the foregoing.

         "Indemnified Liabilities" is defined in Section 9.4.

         "Indemnified Parties" is defined in Section 9.4.

         "Interest Period" means (a) relative to any Eurodollar Rate Loan, the period beginning on (and including) the date on which such Eurodollar Rate Loan is made or continued as, or converted into, a Eurodollar Rate Loan pursuant to
Section 2.2 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to Section 2.2 or 2.4; and

         (b) relative to any Fed Funds Rate Loan, the period beginning on (and including) the date on which such Fed Funds Rate Loan is made or continued as, or converted into, a Fed Funds Rate Loan pursuant to Section 2.2 or 2.4 and ending on the date that is up to thirty days thereafter as the Borrower may select in its relevant notice pursuant to Section 2.2 or 2.4;

         provided that in any such case:

                           (i) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than six different dates;

                           (ii) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless, in the case of a Eurodollar Rate Loan, such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

                           (iii) no Interest Period may end later than the then Scheduled Commitment Termination Date.

         "Investment" means, relative to any Person,

                  (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

                  (b) any Contingent Liability of such Person; and

                  (c) any ownership or similar interest held by such Person in any other Person.

         "Investment Adviser" is defined in Section 7.1.6.

         "Investment Policies" means those investment, borrowing and other objectives, policies, limits and restrictions of the Borrower set forth in the minutes of the meetings of the Borrower's Board of Directors and the minutes of the meetings of the Borrower's shareholders or which may be in effect from time to time in accordance with law.

         "Lender" is defined in the preamble.

         "LIBOR" is defined in Section 3.2.1.

         "LIBOR Office" means the office of the Lender designated as such below its signature hereto or such other office of the Lender as designated from time to time by notice from the Lender to the Borrower, whether or not outside the United States, which shall be making or maintaining Loans, interest on which is determined by reference to LIBOR.

         "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

         "Loan" is defined in Section 2.1.1.

         "Loan Request" means a request for a Loan given by the Borrower to the Lender substantially in the form of Exhibit 2.2.1.

         "Loan Documents" means this Agreement and the Note.

         "Net Asset Coverage Ratio" means, at the end of any Business Day, the ratio which (i) the sum of (x) Net Assets plus (y) the aggregate amount of the Loans outstanding at such time bears to (ii) the aggregate face amount of Senior Securities Representing Indebtedness at such time.

         "Net Assets" means, at any time, the aggregate Fair Market Value of the Borrower's assets at such time minus the aggregate amount of the Borrower's Indebtedness at such time.

         "1933 Act" means the Securities Act of 1933, as amended, reformed or otherwise modified from time to time, together with all rules and regulations issued at any time in connection therewith.

         "1934 Act" means the Securities Exchange Act of 1934, as amended, reformed or otherwise modified from time to time, together with all rules and regulations issued at any time in connection therewith.

         "1940 Act" means the Investment Company Act of 1940, as amended, reformed or otherwise modified from time to time, together with all rules and regulations issued at any time in connection therewith.

         "Obligations" means all obligations of the Borrower to the Lender under the Loan Documents, including, without limitation, (a) all obligations to make payments to the Lender of the principal amount of and interest on any Loans, and
(b) all obligations of the Borrower to the Lender in respect of fees, costs, expenses, and indemnification under Sections 10.3 and 10.4.

         "Organic Document" means, relative to the Borrower, its trust agreement, its by-laws and all voting trusts and similar arrangements to which it is a party that are applicable to any of its authorized shares of capital stock.

         "Participant" is defined in Section 9.11.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

         "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

         "Plan" means any Pension Plan or Welfare Plan.

         "Quarterly Payment Date" means the last day of each February, May, August, and November or, if any such day is not a Business Day, the next succeeding Business Day.

         "Reference Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Reference Rate.

         "SEC" means the Securities and Exchange Commission.

         "Scheduled Commitment Termination Date" is defined in the definition of "Commitment Termination Date".

         "Senior Security" means any bond, debenture, note, or similar obligation or instrument constituting a security evidencing Indebtedness, or any stock of a class having priority over any other class as to distribution of assets or payment of dividends.

         "Senior Security Representing Indebtedness" means any Senior Security other than stock.

         "Stated Maturity Date" means, with respect to each Loan, the earlier of
(i) the Scheduled Commitment Termination Date or (ii) the date the Loans are accelerated pursuant to Section 8.3.

         "Subsidiary" means, with respect to any Person, any corporation of which 50% or more of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

         "Taxes" is defined in Section 4.6.

         "Termination Event" means

                  (a) the occurrence of any Event of Bankruptcy or

                  (b) the occurrence of the Event of Default described in
         Section 8.1.4.

         "Total Assets" means, as of any date, an amount equal to the aggregate Fair Market Value of all items which would be set forth as assets on a balance sheet of the Borrower on such date in accordance with GAAP.

         "Total Liabilities" means at any date the aggregate amount of all items that would be set forth as liabilities on a balance sheet of the Borrower on such date in accordance with GAAP.

         "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Reference Rate Loan or a Fixed Rate Loan and, if a Fixed Rate Loan, as a Eurodollar Rate Loan or a Fed Funds Rate Loan and, if a Eurodollar Rate Loan, whether interest thereon is to be determined by reference to IBOR or LIBOR.

         "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

         "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA.

         Section 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each Note, Loan Request, Continuation/Conversion Notice, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

         Section 1.3 Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

         Section 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles "GAAP") applied in the preparation of the financial statements referred to in Section 6.6.

         Section 1.5 Legal Representation. This Agreement and the other Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

                                   ARTICLE II

                   COMMITMENTS, BORROWING PROCEDURES AND NOTE

         Section 2.1 Commitments. On the terms and subject to the conditions of this Agreement (including Article V), the Lender agrees to make Loans pursuant to the Commitment described in this Section 2.1.

         SECTION 2.1.1. Commitment of the Lender. From time to time on any Business Day occurring prior to the Commitment Termination Date, the Lender will make loans (the "Loans") to the Borrower equal to the aggregate amount of the Borrowing requested by the Borrower to be made on such day. The commitment of the Lender described in this Section 2.1.1 is herein referred to as the "Commitment". On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, repay and reborrow Loans.

         SECTION 2.1.2. Lender Not Required To Make Loans. The Lender shall not be required to make any Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Loans

                  (a) would cause the Borrower to be in violation of Section 7.2.4, or

                  (b) would exceed the Commitment Amount.

         Section 2.2 Making of Loans.

         Section 2.2.1. Notice of Loans. The Borrower may request that a Loan be made on any Business Day on or prior to the Commitment Termination Date by delivering to the Lender W in the case of a Reference Rate Loan or Fed Funds Rate Loan, not later than 10:30 a.m., Chicago time, on such Business Day, (ii) in the case of a Eurodollar Rate Loan interest on which is to be determined by reference to IBOR, not later than 1:00 p.m., Chicago time, on the third preceding Business Day, and (iii) in the case of a Eurodollar Rate Loan interest on which is to be determined by reference to LIBOR, not later than 1:00 p.m., Chicago time, on the fourth preceding Business Day, in each case a Loan Request, appropriately completed and signed by an Authorized Officer. Each Loan Request shall specify the type, the desired amount and the date of such Loan and shall set forth the other information and calculations specified in such Loan Request; provided that each Loan shall be in a minimum amount of $250,000 and an integral multiple of $250,000.

         Section 2.2.2. Funding of Loans. With respect to each Loan requested by the Borrower in accordance with Section 2.2.1, upon satisfaction of the applicable conditions set forth in Article V, the Lender shall transfer immediately available funds to such account as the Borrower shall have designated.

         Section 2.3 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Lender on or before 10:00 a.m., Chicago time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three nor more than five Business Days' notice that all, or any portion in an aggregate minimum amount of $250,000 and an integral multiple of $250,000, of any Loans, in the case of Reference Rate Loans, be converted into Fixed Rate Loans or, in the case of Fixed Rate Loans, be converted into Reference Rate Loans or a Fixed Rate Loan of another type or continued as Fixed Rate Loans of the same type (in the absence of delivery of a Continuation/Conversion Notice with respect to any Fixed Rate Loans at least three Business Days before the last day of the then-current Interest Period with respect thereto, such Fixed Rate Loans shall, on such last day, automatically convert to Reference Rate Loans); provided that no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Fixed Rate Loans when any Default has occurred and is continuing.

         Section 2.4 Funding. The Lender may, if it so elects, fulfill its obligation to make, continue or convert Eurodollar Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by the Lender) to make or maintain such Eurodollar Rate Loan; provided that such Eurodollar Rate Loan shall nonetheless be deemed to have been made and to be held by the Lender, and the obligation of the Borrower to repay such Eurodollar Rate Loan shall nevertheless be to the Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that the Lender elected to fund all Eurodollar Rate Loans by purchasing Dollar deposits in its Eurodollar Office's interbank eurodollar market.

         Section 2.5 Note. The Loans shall be evidenced by the Note payable to the order of the Lender in a maximum principal amount equal to the original Commitment Amount. The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the grid attached to the Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be conclusive and binding on the Borrower absent manifest error; provided that the failure of the Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

         Section 2.6 Reduction of Commitment Amount. The Borrower may from time to time, upon not less than five Business Days' prior notice to the Lender, voluntarily reduce the Commitment Amount effective as of the stated effective date of such notice; provided that any such reduction shall be permanent and any partial reduction of the Commitment Amount shall be in a minimum amount of $2,000,000 and in an integral multiple of $1,000,000.

         Section 2.7 Termination of Commitment. The Commitment shall terminate on the Commitment Termination Date.

         Section 2.8 Extension of Commitment. Not more than ninety (90) days and not later than sixty (60) days prior to the then-effective Scheduled Commitment Termination Date, the Borrower may request that the Scheduled Commitment Termination Date be extended to the third anniversary of such then-effective Scheduled Commitment Termination Date by notice to the Lender to such effect. Upon receipt of such notice, the Lender shall determine as promptly as practicable whether to agree to such extension request and shall give notice of such determination to the Borrower. If the Lender determines to so agree and gives such notice, the Scheduled Commitment Termination Date shall be extended to such third anniversary date without any further or other action by the parties.

         Section 2.9 Change of Lending Office. The Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.1, 4.3, 4.5 or 4.6, it will, if requested by the Borrower and to the extent permitted by law or by the relevant governmental authority, for a period of 30 days use reasonable efforts in good faith to avoid the illegality or to avoid or minimize the increase in costs or reduction in payments resulting from such event (including using reasonable efforts to change its Domestic Office or Eurodollar Office); provided that such avoidance or minimization can be made in such a manner so that the Lender, in its sole determination, suffers no legal, economic or regulatory disadvantage.

                                  ARTICLE III

                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

         Section 3.1 Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date therefor. Prior thereto, the Borrower:

                  (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided that

                           (i) no such prepayment of any Eurodollar Rate Loan
                  may be made on any day other than the last day of the Interest Period for such Loan;

                           (ii) all such voluntary prepayments shall require at
                  least three but no more than five Business Days' prior written notice to the Lender; and

                           (iii) all such voluntary partial prepayments shall be
                  in an aggregate minimum amount of $2,000,000 and an integral multiple of $1,000,000;

                  (b) shall, on each date when any reduction in the Commitment Amount shall become effective, including pursuant to Section 2.2, make a mandatory prepayment of all Loans equal to the excess, if any, of the aggregate outstanding principal amount of all Loans over the Commitment Amount as so reduced; and

                  (c) shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or 8.3, repay all Loans, unless, pursuant to Section 8.3, only a portion of all Loans is so accelerated.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No voluntary prepayment of principal of any Loans shall cause a reduction in the Commitment Amount.

         Section 3.2 Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

         Section 3.2.1. Rates. Pursuant to an appropriately delivered Loan Request or Continuation/Conversion Notice, each Loan comprising a Borrowing shall accrue interest at a rate per annum:

                  (a) relative to each Reference Rate Loan, equal to the Alternate Reference Rate from time to time;

                  (b) relative to each Eurodollar Rate Loan, during each Interest Period applicable thereto, equal to the sum of the Eurodollar Rate (Reserve Adjusted) for such Interest Period plus a margin of 0.275t per annum; or

                  (c) relative to each Fed Funds Rate Loan, during each Interest Period applicable thereto, equal to the sum of the Fed Funds Rate for such Interest Period plus a margin of 0.275t per annum.

         The "Eurodollar Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a Eurodollar Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

          Eurodollar Rate           =                  Eurodollar Rate
         (Reserve Adjusted)                 ------------------------------------
                                            1.00 - Eurodollar Reserve Percentage

         The Eurodollar Rate (Reserve Adjusted) for any Interest Period for Eurodollar Rate Loans will be determined by the Lender on the basis of the Eurodollar Reserve Percentage in effect two Business Days before the first day of such Interest Period, subject, however, to Section 3.2.4.

          "Eurodollar Rate" means IBOR or LIBOR, as applicable.

          "Eurodollar Reserve Percentage" means, relative to any Interest Period for Eurodollar Rate Loans, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentages in effect on each day of such Interest Period for determining the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

          "IBOR" means, relative to any Interest Period for Eurodollar Rate Loans interest on which is determined by reference to IBOR, the rate of interest equal to the weighted average (rounded upwards, if necessary, to the next 1/16 of it) of the rates per annum, at which Dollar deposits in immediately available funds are offered to the Lender's IBOR Office in the interbank eurodollar market as at or about 10:00 a.m., New York City time, two (2) Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of such Eurodollar Rate Loans and for a period approximately equal to such Interest Period.

          "LIBOR" means, relative to any Interest Period for Eurodollar Rate Loans interest on which is determined by reference to LIBOR, the rate of interest equal to the weighted average (rounded upwards, if necessary, to the next 1/16 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to the Lender's LIBOR Office in the interbank eurodollar market as at or about 11:00 a.m., London time, two (2) Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of such Eurodollar Rate Loans and for a period approximately equal to such Interest Period.

          All Fixed Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Loan.

          Section 3.2.2. Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to 2.0% per annum in excess of the otherwise applicable interest rate with respect thereto or, if no interest rate is otherwise applicable thereto, the Alternate Reference Rate plus a margin of 2.0%- per annum.

         Section 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

                  (a) on the Stated Maturity Date therefor;

                  (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan;

                  (c) with respect to Fixed Rate Loans, the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the last day of the third month of such Interest Period);

                  (d) with respect to Reference Rate Loans, on each

                  (e) Quarterly Payment Date;

                  (f) with respect to any Reference Rate Loans converted into Fixed Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (d), on the date of such conversion; and

                  (g) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

         Section 3.3 Facility Fee. The Borrower agrees to pay to the Lender, for the period (including any portion thereof when the Commitment is suspended by reason of the Borrower's inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the final Commitment Termination Date, a facility fee at the rate of 0.125k per annum on the Commitment Amount. Such facility fee shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first such day following the Effective Date, and on the Commitment Termination Date. All such fees shall be non-refundable.

                                   ARTICLE IV

                  CERTAIN EURODOLLAR RATE AND OTHER PROVISIONS

         Section 4.1 Eurodollar Rate Lending Unlawful. If the Lender shall determine (which determination shall, upon notice thereof to the Borrower, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain any Loan as, or to convert any Loan into, a Eurodollar Rate Loan, the obligations of the Lender to make, continue, maintain or convert any such Loans shall, upon such determination, forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and all Eurodollar Rate Loans shall automatically convert into Reference Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

         Section 4.2 Deposits Unavailable. If the Lender shall have determined that:

                  (a) Dollar certificates of deposit or Dollar deposits, as the case may be, in the relevant amount and for the relevant Interest Period are not available to the Lender in its relevant market; or

                  (b) by reason of circumstances affecting the Lender's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Eurodollar Rate Loans,

then, upon notice from the Lender to the Borrower, the obligations of the Lender under Sections 2.2 and 2.4 to make or continue any Loans as, or to convert any Loans into, Eurodollar Rate Loans shall forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.

         Section 4.3 Increased Eurodollar Rate Loan Costs, etc. The Borrower agrees to reimburse the Lender for any increase in the cost to the Lender of, or any reduction in the amount of any sum receivable by the Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, Eurodollar Rate Loans. The Lender shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower to the Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         Section 4.4 Funding Losses. In the event the Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Rate Loan) as a result of:

                  (a) any conversion or repayment or prepayment of the principal amount of any Eurodollar Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to
         Section 3.1 or otherwise;

                  (b) any Loans not being made as Eurodollar Rate Loans in accordance with the Loan Request therefor; or

                  (c) any Loans not being continued as, or converted into, Eurodollar Rate Loans in accordance with the applicable
         Continuation/Conversion Notice therefor,

then, upon the written notice of the Lender to the Borrower, the Borrower shall, within five days of its receipt thereof, pay to the Lender such amount as will (in the reasonable determination of the Lender) reimburse the Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         Section 4.5 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Commitment or the Loans made by the Lender is reduced to a level below that which the Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to the Borrower, the Borrower shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling Person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

         Section 4.6 Taxes, etc.

                  (a) All payments by the Borrower to the Lender in respect of any Obligation shall be made without any setoff or counterclaim, and free and clear of and without deduction or withholding for or on account of, any present or future Taxes now or hereafter imposed on the Lender with respect to such payments by any governmental or other authority, except to the extent that such deduction or withholding is compelled by law. If the Borrower is compelled by law to make any such deduction or withholding it will:

                           (i) pay to the relevant authorities the full amount
                  required to be so withheld or deducted;

                           (ii) pay such additional amounts as may be necessary
                  in order that the net amount received by the Lender, after such deduction or withholding (including any required deduction or withholding on such additional amounts) shall equal the amount such payee would have received had no such deduction or withholding been made; and

                           (iii) promptly forward to the Lender an official
                  receipt or other documentation satisfactory to the Lender evidencing such payment to such authorities.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment made in respect of any Obligation, the Lender may pay such Taxes, and the Borrower agrees promptly to pay such additional amount (including any penalties, interest or expenses) as may be necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had no such Taxes been asserted.

                  (b) If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure, other than incremental Taxes, interest and penalties arising from the Lender's negligence or willful misconduct.

         Section 4.7 Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement and the Note shall be made by the Borrower to the Lender. All such payments required to be made to the Lender shall be made not later than 11:00 a.m., Chicago time, on the date due, in same day or immediately available funds, to such account as the Lender shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Lender on the next succeeding Business Day. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Reference Rate Loan, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term "Interest Period" with respect to Eurodollar Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

         Section 4.8 Setoff. The Lender shall, upon the occurrence of an Event of Bankruptcy or upon the occurrence of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due) any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with the Lender. The Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which the Lender may have.

         Section 4.9 Use of Proceeds. The Borrower shall apply the proceeds of each Borrowing in accordance with Section 7.1.5 and otherwise in accordance with this Agreement. The Borrower acknowledges that the Loans are deemed by the F.R.S. Board to be "purpose loans" under such Regulation U because of the Borrower's status as an investment company under the 1940 Act.

                                   ARTICLE V

                             CONDITIONS TO BORROWING

         Section 5.1 Conditions Precedent to Initial Borrowing. The obligations of the Lender to fund the initial Borrowing shall be subject to the prior or concurrent satisfaction of each of the conditions set forth in this Section 5.1.

         Section 5.1.1. Resolutions, etc. The Lender shall have received from the Borrower a certificate, dated the date of the initial Borrowing or a recent date prior thereto as shall be acceptable to the Lender, of its Secretary or Assistant Secretary as to

                  (a) resolutions of its Board of Trustees then in full force and effect authorizing the execution, delivery and performance of this Agreement and the Note;

                  (b) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement and the Note and each other document executed by it; and

                  (c) the names and true signatures of the officers authorized on the Borrower's behalf to sign any Loan Requests, notices and other documents to be delivered by the Borrower, upon which certificates the Lender may conclusively rely until it shall have received a further certificate from the Borrower canceling or amending such prior certificate.

         Section 5.1.2. Good Standing Certificate. The Lender shall have received a good standing certificate for the Borrower issued by the Secretary of State of Massachusetts.

         Section 5.1.3. Delivery of Note. The Lender shall have received the Note duly executed and delivered by the Borrower and made payable to the order of the Lender.

          Section 5.1.4. Opinion of Borrower's Counsel. The Lender shall have received an opinion, dated the date hereof and addressed to the Lender, from Sharyn Tepper, Esq., substantially in the form of Exhibit 5.1.4 hereto.

         Section 5.1.5. Closing Fees. Expenses. etc. The Lender shall have received all fees, costs and expenses due and payable pursuant to Sections 3.3 and 10.3, if then invoiced.

          Section 5.1.6. Consent Letter. The Lender shall have received a letter, in form and substance satisfactory to the Lender and its counsel, from the Investment Adviser consenting to the provisions of Section 7.2.12.

          Section 5.1.7. Form U-1. The Lender shall have received a duly executed Federal Reserve Form U-1 as required pursuant to F.R.S. Board Regulation U (12 C.F.R. Section 221.1 et seq.) in form and substance satisfactory to the Lender, together with all information requested by the Lender in connection therewith.

         Section 5.2 All Borrowings. The obligation of the Lender to fund any Loan on the occasion of any Borrowing (including the initial Borrowing) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

         Section 5.2.1. No Default. Both immediately before and immediately after giving effect to any Borrowing no Default shall have occurred and be continuing.

          Section 5.2.2. Loan Request. The Lender shall have received a Loan Request for such Borrowing. Each of the delivery of a Loan Request and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lender to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants unto the Lender as set forth in this Article VI. The representations and warranties contained in this
Article VI shall be deemed to be repeated each time the Borrower requests that a Loan be made.

         Section 6.1 Organization, etc.

         Section 6.1.1. Organization, Qualification, etc. The Borrower is a Massachusetts voluntary association validly organized and existing and in good standing under the laws of the State of Massachusetts, is duly qualified to do business and is in good standing as a foreign trust in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify will not have a materially adverse effect on the Borrower's business, financial condition or operations, and the Borrower has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement and the Note and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

         SECTION 6.1.2. Registration of Borrower and Borrower's Stock. The Borrower is a registered investment company under the 1940 Act (Registration Number 811-5482) and has registered the sale of its shares under the 1933 Act and the 1940 Act pursuant to one or more registration statements.

         Section 6.2 Due Authorization. Non-Contravention. etc. The execution, delivery and performance by the Borrower of this Agreement and the Note are within the Borrower's trust powers, have been duly authorized by all necessary trust action, and do not:

                  (a) contravene the Borrower's Organic Documents or any Investment Policy;

                  (b) contravene any contractual restriction or any law or governmental regulation or court decree or order binding on or affecting the Borrower; or

                  (c) result in, or require the creation or imposition of, any Lien on any of the Borrower's properties.

         Section 6.3 Government Approval. Regulation. etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or the Note. The Borrower is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Section 6.4 Validity. etc. This Agreement constitutes, and the Note will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms.

         Section 6.5 Compliance with Laws. The Borrower is in compliance in all material respects with all applicable laws and regulations (including the 1940 Act and all regulations thereunder), and all applicable ordinances, decrees, requirements, orders and judgments of, and all of the material terms of any applicable licenses and permits issued by, any governmental body, agency or official. The Borrower has received no notice of any action to be taken by the SEC with respect to the Borrower that would be materially adverse to the Borrower's financial condition, operations, assets, business or properties. The SEC has not made any request for any information from the Borrower since November 1, 1992 other than information that is routine and/or periodic in nature.

         Section 6.6 Financial Information. The statement of assets and liabilities of the Borrower as at November 30, 1992, and the related statements of operations and changes in net Assets of the Borrower, copies of which have been furnished to the Lender, have been prepared in accordance with GAAP consistently applied, and present fairly the financial condition of the Borrower as at the dates thereof and the results of its operations for the periods then ended.

         Section 6.7 No Material Adverse Change. Since the date of the financial statements described in Section 6.6, there has been no material adverse change in the financial condition, operations, assets, business or properties, taken as a whole, of the Borrower.

         Section 6.8 Litigation. There is no pending or, to the knowledge of the Borrower, threatened litigation, action or proceeding affecting the Borrower or any of its properties, taken as a whole, businesses, assets or revenues, which may materially adversely affect the financial condition, operations, assets, business or properties, taken as a whole, of the Borrower or which purports to affect the legality, validity or enforceability of this Agreement or the Note.

         Section 6.9 Subsidiaries. The Borrower has no Subsidiaries.

         Section 6.10 Ownership of Properties. The Borrower owns all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear of all Liens, charges or claims except as permitted pursuant to Section 7.2.3.

         Section 6.11 Taxes. The Borrower has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         Section 6.12 Pension and Welfare Plans. The Borrower has no Pension Plans or Welfare Plans.

         Section 6.13 Regulations G, U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation G, U or X. Terms for which meanings are provided in F.R.S. Board Regulation G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

         Section 6.14 Investment Policies. The Borrower is in compliance with all of the Investment Policies.

         Section 6.15 Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified, and such information is not incomplete by omitting to state any material fact necessary to make such information not misleading.

         Section 6.16 Advisory Contract. The Borrower's advisory contract with the Investment Adviser and each sub-advisory contract with respect thereto, if any, are in full force and effect and no default exists under any of them.

         Section 6.17 Tax Status. The Borrower has taken all steps necessary to maintain its tax-exempt status under the Code with respect to net investment income and net capital gains.

                                  ARTICLE VII

                                    COVENANTS

         Section 7.1 Affirmative Covenants. The Borrower agrees with the Lender that, until the Commitment has terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this
Section 7.1.

         Section 7.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to the Lender copies of the following financial statements, reports, notices and information:

                  (a) as soon as available and in any event within 75 days after the end of the second Fiscal Quarter of each Fiscal Year of the Borrower, a copy of the Borrower's semi-annual unaudited asset statement for such period, which shall have been prepared in accordance with the requirements of the SEC, including therein balance sheets of the Borrower as of the end of such period, statements of assets and liabilities of the Borrower, including the portfolio of investments as of the end of the preceding semi-annual period, and statements of earnings and cash flow of the

         Borrower for such period, in each case certified by the Borrower's chief financial or chief investment officer;

                  (b) as soon as available and in any event within 60 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower, which shall have been prepared in accordance with the requirements of the SEC, including therein balance sheets of the Borrower as of the end of such Fiscal Year, statements of assets and liabilities of the Borrower, including the portfolio of investments as of the end of the previous Fiscal Year, and statements of earnings and cash flow of the Borrower for such Fiscal Year, in each case certified (other than as to the preparation of such statements in accordance with the requirements of the SEC and without any Impermissible Qualification) by Ernst & Young or other independent public accountants reasonably acceptable to the Lender, together with a certificate from such accountants containing a computation of, and showing compliance with, the financial ratio contained in Section 7.2.4 and to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default that has occurred and is continuing, or, if they have become aware of such Default, describing such Default and the steps, if any, being taken to cure it;

                  (c) in addition to each Loan Request provided pursuant to
         Section 2.3, as soon as available and not later than seven days after the end of each calendar month, or, at any time that Loans are outstanding, not later than two Business Days after the end of each calendar month, or at any other time reasonably requested by the Lender, an Asset Coverage Certificate signed by an Authorized Officer;

                  (d) as soon as possible, and in any event within 45 days after the end of each Fiscal Quarter, an itemized statement containing such detail as may be reasonably satisfactory to the Lender, of the Borrower's (i) assets and the Fair Market Value thereof and (ii) Indebtedness provided, that at any time that Loans are outstanding, the statement referred to herein shall be provided no less frequently than monthly;

                  (e) upon the written request of the Lender, all such information as the Lender shall reasonably request relating to the value of any portfolio security or other asset of the Borrower or the assignment of values thereto by the Borrower or any other Person;

                  (f) as soon as possible and in any event within three Business Days after the occurrence of any Default (or immediately upon the occurrence thereof in the case of a Default specified in Section 8.1.4 or 8.1.8), a statement of the chief financial Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

                  (g) as soon as possible and in any event within three Business Days after (x) the occurrence of any materially adverse development with respect to any litigation, action or proceeding described in
         Section 6.8 or (y) the commencement of any litigation, action or proceeding of the type described in Section 6.8, notice thereof and copies of all documentation relating thereto;

                  (h) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and all reports and registration statements which the Borrower files with the SEC or any national securities exchange;

                  (i) promptly after the entering into thereof, copies of all amendments to all investment advisory contracts (including all sub-advisory or similar contracts), and of all new investment advisory contracts (including all sub-advisory or similar contracts) entered into after the Effective Date;

                  (j) as soon as possible after the occurrence thereof, notice to the Lender of any loss in the Fair Market Value of the Borrower's Total Assets that exceeds 20% of the Fair Market Value of such Total Assets as of the Business Day immediately preceding the date of such occurrence; and

                  (k) such other information respecting the condition or operations, financial or otherwise, of the Borrower as the Lender may from time to time reasonably request.

         Section 7.1.2. Compliance with Laws, etc. The Borrower will comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include:

                  (a) compliance in all material respects with the 1940 Act, the 1933 Act, and the 1934 Act; and

                  (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         Section 7.1.3. Insurance. The Borrower will maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business to the extent required under applicable law, including
(a) such fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the 1940 Act or any successor provision, (b) errors and omissions, and director and officer liability insurance, and (c) other insurance against such casualties and contingencies, of such types and in such amounts as are substantially similar to the coverages maintained by the Borrower as of the date of this Agreement, and the Borrower will, upon request of the Lender, furnish to the Lender at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower in accordance with this Section.

         Section 7.1.4. Books and Records. The Borrower will keep books and records which accurately reflect all of its business affairs and transactions and permit the Lender or any of its representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower's financial matters with the Lender or its representatives whether or not any representative of the Borrower is present) and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate records. The Borrower shall pay any fees of such independent public accountant incurred in connection with the Lender's exercise of its rights pursuant to this Section.

         Section 7.1.5. Use of Proceeds. The proceeds of the Loans will be used by the Borrower to provide funding for the acquisition of investment securities and operating expenses.

         Section 7.1.6. Investment Adviser. The Borrower, to the extent permitted by applicable law, (a) shall at all times maintain Zurich Kemper Investments, Inc. as its investment adviser (the "Investment Adviser"), or (b) if the contract by which such Investment Adviser is retained by the Borrower is terminated pursuant to or by reason of the operation of the 1940 Act or any action taken by the SEC, the Investment Adviser shall continue to serve as the Borrower's investment adviser, with or without a fee, and a successor investment adviser shall thereafter be approved, within 120 days of such termination, in the manner provided by the 1940 Act and with the consent of the Lender.

         Section 7.1.7. Regulated Investment Company. The Borrower will at all times maintain its status as a "regulated investment company" under the Code and will timely distribute its income (including capital gains) so that it will not be subject to tax (including corporate tax) under the Code.

         Section 7.2 Negative Covenants. The Borrower agrees with the Lender that, until the Commitment has terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this
Section 7.2.

         Section 7.2.1. Business Activities; Investment Policies. The Borrower will not engage in any business activity, except that described in the ' first recital and such activities as may be incidental or related thereto. In addition to, and not in limitation of the foregoing, the Borrower will not become an open-end management investment company under the 1940 Act without the prior written consent of the Lender. The Borrower will not amend, rescind, modify or otherwise change any of the Investment Policies set forth in Exhibit 7.2.1 hereto without the prior written consent of the Lender. The Borrower will not violate any of the Investment Policies.

         Section 7.2.2. Indebtedness. The Borrower will not create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than (i) the Indebtedness of the Borrower to the Lender under this Agreement and (ii) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding margin Indebtedness, Indebtedness otherwise incurred through the borrowing of money and Contingent Liabilities).

         Section 7.2.3. Liens. The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                  (a) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                  (b) Liens of broker-dealers, clearing corporations and similar Liens incurred in the ordinary course of business, including Liens in connection with margin deposits in respect of transactions in options, futures and options on futures, but excluding Liens created in connection with the purchase of securities on margin or the short sale of securities;

                  (c) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                  (d) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; and

                  (e) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies.

         Section 7.2.4. Asset Coverage Ratio. The Borrower will not permit its Net Asset Coverage Ratio to be less than 10 to 1.

         Section 7.2.5. Investments. The Borrower will not make, incur, assume or suffer to exist any Investment in any other Person, except Investments made in compliance with the Investment Policies.

         Section 7.2.6. Restricted Payments, etc. The Borrower will not declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of capital stock (now or hereafter outstanding) of the Borrower or on any warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of the Borrower except for dividends not in excess of the Borrower's net income for any Fiscal Year plus any carryover amounts from the prior Fiscal Year; nor will the Borrower apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree, to purchase or redeem, any shares of any class of common stock (now or hereafter outstanding) of the Borrower, or warrants, options or other rights with respect to any shares of any class of common stock (now or hereafter outstanding) of the Borrower if any of the foregoing would cause the Borrower to fail to be in compliance with Section 7.2.4.

         Section 7.2.7. Consolidation. Merger. etc. The Borrower will not liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or any substantial portion of the assets of any Person.

         Section 7.2.8. Asset Dispositions, etc. The Borrower will not sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets to any Person, unless done in accordance with the Investment Policies.

         Section 7.2.9. Transactions with Affiliates; Custodian. The Borrower will not enter into, or cause, suffer or permit to exist any arrangement or contract with any Affiliate that does not comply with the 1940 Act. Notwithstanding the foregoing, the Borrower will not in any case permit any Affiliate to act as a custodian for any of its assets. Each custodian of the Borrower's assets shall have at all times a net worth of at least $25,000,000.

         Section 7.2.10. Restrictive Agreements. etc. The Borrower will not enter into any agreement prohibiting the ability of the Borrower to amend or otherwise modify this Agreement or any other Loan Document.

         Section 7.2.11. Plans. The Borrower shall not incur any liability or obligation with respect to any Plan.

         Section 7.2.12. Payment of Management Fees. At any time that an Event of Default shall have occurred and be continuing, the Borrower will not pay, or cause or permit to be paid, any management or advisory fees of any type to the Investment Adviser, whether pursuant to the terms of an investment advisory agreement or not.

         Section 7.2.13. Partnerships and Joint Ventures. The Borrower will not be a general partner or joint venturer in any partnership or joint venture.

                                  ARTICLE VIII

                                EVENT OF DEFAULTS

         Section 8.1 Listing of Event of Defaults. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

         Section 8.1.1. Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of any principal of any Loan, or the Borrower shall default (and such default shall continue unremedied for a period of five days) in the payment when due of any interest on any Loan, any commitment fee, facility fee or any other Obligation.

         Section 8.1.2. Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made hereunder or any other writing or certificate furnished by or on behalf of the Borrower to the Lender for the purposes of or in connection with this Agreement (including any certificates delivered pursuant to Article V) is or shall be incorrect in any material respect.

         Section 8.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of its obligations under Section 7.1.2(a), 7.1.5, 7.1.6 or 7.1.7 or 7.2 and, in the case of a default under Section 7.2 (other than under Section 7.2.4) only, such default shall continue unremedied for a period of three days.

         Section 8.1.4. Non-Performance of Net Asset Coverage Covenant. Either
(x) the Borrower shall default in the due performance and observance of its obligations under Section 7.2.4 and such default shall continue unremedied for a period of two consecutive Business Days, or (y) the Net Asset Coverage Ratio is 5 to 1 or less at any time.

         Section 8.1.5. Non-Performance of Other Covenants and Obligations. The Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Lender.

         Section 8.1.6. Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower in an aggregate amount in excess of $250,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause any such Indebtedness to become due and payable prior to its expressed maturity.

         Section 8.1.7. Judgments. Any judgment or order for the payment of money in excess of $250,000 shall be rendered against the Borrower and either

                  (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

                  (b) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

         Section 8.1.8. Event of Bankruptcy. An Event of Bankruptcy shall occur.

         Section 8.1.9. Change in Control of Investment Advisor. The acquisition, through purchase or otherwise (including the agreement to act in concert without anything more), by any Person or group of Persons acting in concert, directly or indirectly, in one or more transactions, of (i) beneficial ownership or control of securities representing 50% or more of the combined voting power of the Investment Advisor's voting stock or (ii) substantially all of the assets of the Investment Advisor.

         Section 8.2 Action if Bankruptcy. If any Event of Bankruptcy shall occur, the Commitment Termination Date shall be deemed to have occurred automatically and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice, presentment or demand of any type, which are hereby expressly waived.

         Section 8.3 Action if other Event of Default. If any Event of Default (other than an Event of Bankruptcy) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitment (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, which are hereby expressly waived.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         Section 9.1 Waivers, Amendments. etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Lender. No failure or delay on the part of the Lender or the holder of the Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Lender or the holder of the Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

         Section 9.2 Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by Telex or by facsimile and addressed, delivered or transmitted to such party at its address, Telex or facsimile number set forth below its signature hereto or at such other address, Telex or facsimile number as may be designated by such party in a notice to the other party. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by Telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of Telexes).

         Section 9.3 Payment of Costs and Expenses. The Borrower agrees to pay on demand all expenses of the Lender (including the reasonable fees and out-of-pocket expenses of counsel to the Lender and allocated costs of inhouse counsel) in connection with

                  (a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated, and

                  (b) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Borrower further agrees to pay, and to save the Lender harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the issuance of the Note. The Borrower also agrees to reimburse the Lender and each Lender upon demand for all reasonable out-of-pocket expenses (including attorneys, fees and legal expenses and allocated costs of inhouse counsel) incurred by the Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and
(y) the enforcement of any Obligations.

         Section 9.4 Indemnification. In consideration of the execution and delivery of this Agreement by the Lender and the extension of the Commitment, the Borrower hereby indemnifies, exonerates and holds the Lender and its officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements and allocated costs of inhouse counsel (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

                  (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan; or

                  (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties,

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or willful misconduct (or, in the case of the Lender as an Indemnified Party, the gross negligence or willful misconduct of such Person's officers, directors, employees or agents). If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         Section 9.5 Survival. The obligations of the Borrower under Sections 4.3, " , 4.5, 4.6, 9.3 and 9.4 shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of the Commitment. The representations and warranties made by the Borrower in this Agreement shall survive the execution and delivery of this Agreement.

         Section 9.6 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 9.7 Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

         Section 9.8 Counterparts: Effectiveness. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument. This Agreement shall become effective on the date (the "Effective Date") on which (a) counterparts of this Agreement executed on behalf of each party hereto shall have been received by the Lender, (b) all conditions to such effectiveness set forth in Article shall have been satisfied, and (c) notice of the foregoing shall have been given by the Lender to the Borrower.

         Section 9.9 Governing Law; Entire Agreement. THIS AGREEMENT AND THE NOTE SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. This Agreement and the Note together constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

         Section 9.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; Provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Lender.

         Section 9.11 Participations. The Lender may at any time sell to one or more commercial banks (each of such commercial banks being herein called a "Participant") participating interests in any of the Loans, its Commitment, or other interests of the Lender hereunder; provided that

                  (a) no participation contemplated in this Section 9.11 shall relieve the Lender from its Commitment or its other obligations hereunder or under any other Loan Document,

                  (b) the Lender shall remain solely responsible for the performance of its Commitment and such other obligations,

                  (c) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and each of the other Loan Documents,

                  (d) no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require the Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that the Lender may agree with any Participant that the Lender will not, without such Participant's consent, take any of the following actions: (i) increase the Commitment Amount, reduce any fees described in Article III, or extend the Commitment Termination Date, or (ii) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan), and

                  (e) the Borrower shall not be required to pay any amount under
         Section 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 9.3 and 9.4, shall be considered a Lender.

         Section 9.12 Confidentiality. The Lender shall hold all non-public information (which has been identified as such by the Borrower) obtained pursuant to the requirements of this Agreement in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to any of their examiners, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any bona fide transferee, participant or assignee or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that:

                  (a) unless specifically prohibited by applicable law or court order, the Lender shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information;

                  (b) prior to any such disclosure pursuant to this Section 9.12, the Lender shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree in writing

                           (i) to be bound by this Section 9.12; and

                           (ii) to require such Person to require any other
                  Person to whom such Person discloses such non-public information to be similarly bound by this Section 9.12; and

                  (c) except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by the Borrower or any Subsidiary.

         Section 9.13 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE LENDER'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         Section 9.14 Waiver of Jury Trial. THE LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

         Section 9.15 Limitation of Liability. The Lender acknowledges that it has received a copy of Borrower's Agreement and Declaration of Trust, as amended or otherwise modified and in effect on the date hereof, all of which are on file with the Secretary of The Commonwealth of Massachusetts, and the express limitation of shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of Borrower by its representatives as such representatives and not individually, and the obligations of Borrower hereunder are not binding upon any of the trustees, officers or shareholders of Borrower individually but are binding upon only the assets and property of Borrower.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                   KEMPER HIGH INCOME TRUST, a
                                   Massachusetts voluntary association

                                   By: /S/
                                       -----------------------------------------
                                       Title:  Vice President

                                   Address:  120 South LaSalle Street
                                             Chicago, Illinois 60603

                                   Facsimile No.:  312/499-8335

                                   Attention:    Michael McNamara
                                             -----------------------------------
                                               with copy to: Sharyn Tepper
                                             -----------------------------------
                                                             Jerome Duffy

                                   BANK OF AMERICA ILLINOIS

                                   By: /S/
                                       -----------------------------------------
                                       Title:  Senior Vice President

                                   Address:  231 South LaSalle Street
                                             Chicago, Illinois 60697

                                   Facsimile No.:  312/974-9102

                                   Attention:    Mr. John Hayes
                                             -----------------------------------

IBOR Office:  231 South LaSalle Street
              Chicago, Illinois  60697

LIBOR Office: 231 South LaSalle Street
              Chicago, Illinois  60697

                                      NOTE

$20,000,000                                                        June 20, 1996

         FOR VALUE RECEIVED, the undersigned, KEMPER HIGH INCOME TRUST, a Massachusetts voluntary association (commonly known as a Massachusetts business trust) (the "Borrower"), promises to pay to the order of BANK OF AMERICA ILLINOIS (the "Lender") on the Stated Maturity Date (as that term is defined in the Credit Agreement hereinafter referred to) the principal sum of TWENTY MILLION AND N0/100 DOLLARS ($20,000,000) or, if less, the aggregate unpaid principal amount of all Loans shown on the schedule attached hereto (and any continuation thereof) made by the Lender pursuant to that certain Credit Agreement, dated as of June 20, 1996 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "Credit Agreement"), between the Borrower and the Lender.

         The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum. and on the dates specified in the Credit Agreement.

         Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Lender pursuant to the Credit Agreement.

         This Note is the Note referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable. Unless otherwise defined, terms-used herein have the meanings provided in the Credit Agreement.

         All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

         THIS NOTE HAS BEEN DELIVERED IN CHICAGO, ILLINOIS AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

                                   KEMPER HIGH INCOME TRUST, a
                                   Massachusetts voluntary association

                                   BY /S/
                                      ------------------------------------------
                                      Title:  Vice President